July 26, 2005


Mail Stop 0304


Mr. Michael J. Ricketts
Chief Financial Officer and Principal Accounting Officer
Cano Petroleum, Inc.
The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX  76102


	Re:	Cano Petroleum, Inc.
		Form 10-KSB for the fiscal year ended December 31, 2004
		File No. 0-50386



Dear Mr. Ricketts:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



								Tia Jenkins
								Senior Assistant Chief
Accountant


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Cano Petroleum, Inc.
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE